                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.   )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement
[_] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                          LASALLE RE HOLDINGS LIMITED
                          ---------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1) Title of each class of securities to which transaction applies:

          (2) Aggregate number of securities to which transaction applies:

          (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          (4) Proposed maximum aggregate value of transaction:

          (5)  Total fee paid:

[_]  Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)  Amount Previously Paid:
          (2)  Form, Schedule or Registration Statement No.:
          (3)  Filing Party:
          (4)  Date Filed:

                       NOTICE OF ANNUAL GENERAL MEETING

                                                              December 30, 1998
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF LASALLE RE HOLDINGS LIMITED:

  The Annual General Meeting of LaSalle Re Holdings Limited (the "Company") will be held on Wednesday, February 24, 1999 at 9:00 a.m., local time, at the Elbow Beach Hotel, Paget, Bermuda, for the following purposes:

    (1) To elect three directors to hold office until 2002;

    (2) To appoint KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending September 30, 1999 and authorize the Board of Directors to set the fees for the independent auditors; and

    (3) To transact such other further business, if any, as lawfully may be brought before the meeting.

  The shareholders will also receive at the Annual General Meeting the Company's financial statements for the fiscal year ended September 30, 1998 as approved by the Company's Board of Directors.

  Only shareholders of record, as shown by the transfer books (Register of Members) of the Company, at the close of business on December 24, 1998 are entitled to notice of, and to vote at, the Annual General Meeting.

  PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, THE USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT CONTAINED ON THE FOLLOWING PAGES.

                                          By Order of the Board of Directors,

                                          Victor H. Blake, O.B.E.
                                          Chairman, Chief Executive Officer
                                           and President

                          LASALLE RE HOLDINGS LIMITED
                               25 CHURCH STREET
                               P.O. BOX HM 1502
                            HAMILTON HM FX BERMUDA

                               DECEMBER 30, 1998

                                PROXY STATEMENT

  The Board of Directors of LaSalle Re Holdings Limited (the "Company") is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 9:00 a.m., local time, on February 24, 1999, at the Elbow Beach Hotel, Paget, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the common shares of the Company, par value U.S. $1.00 per share (the "Common Shares"), it represents will, subject to any direction to the contrary, be voted at the meeting in favor of items
(1) and (2) set forth in the "Notice of Annual General Meeting" attached hereto.

  Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy. However, such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

  Shareholders of record as of the close of business on December 24, 1998 will be entitled to vote at the meeting. As of December 24, 1998, there were outstanding 15,773,274 Common Shares of the Company entitled to vote at the meeting, with each Common Share entitling the holder of record on such date to one vote.

  The election of each nominee for director, and the approval of all other matters to be voted upon at the Annual General Meeting, require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than two persons present in person or by proxy holding at least 50% of the issued and outstanding Common Shares entitled to vote at the Annual General Meeting). The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Common Shares owned by shareholders electing to abstain from voting will be counted towards the presence of a quorum. However, such Common Shares, and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting, will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes. "Broker non-votes" will be counted towards the presence of a quorum, but will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes.

  The Company has enclosed a copy of its 1998 Annual Report to Shareholders along with this Proxy Statement. This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about December 30, 1998.

  The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting and this Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters. To be properly made, a proposal must comply with the Company's Bye-Laws and must relate to a specific agenda item listed in the attached Notice of Annual General Meeting.

                             ELECTION OF DIRECTORS
                          (PROPOSAL 1 ON PROXY CARD)

  The Company's Board of Directors consists of 9 directors and is divided into three classes with the terms of office of each class ending in successive years. Each class of directors consists of three directors.

  The Board of Directors has nominated William J. Adamson, Ivan P. Berk and Paul J. Zepf for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2002 and until their respective successors shall have been elected and qualified.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

  It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend, or the size of the Board of Directors may be reduced. The proxies cannot be voted for more than three persons for director.

  Certain information with respect to nominees for election as directors proposed by the Board of Directors of the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting, including their principal occupation for the past five years, is set forth below.

NOMINEES FOR ELECTION TO TERM EXPIRING IN 2002

  William J. Adamson, age 45, has been Deputy Chairman and a director of the Company since its organization in October 1995, a director of the Company's subsidiary, LaSalle Re Limited ("LaSalle Re") since its organization in October 1993 and Deputy Chairman of LaSalle Re since November 1995. He also served as Chairman of LaSalle Re from October 1993 to May 1994 and President of LaSalle Re from October 1993 to November 1995. Mr. Adamson has 23 years of experience with CNA Financial Corporation (together with its affiliates "CNA") in the reinsurance industry in Chicago and London. CNA Re includes CNA International Reinsurance Company Ltd. ("CNA Re London"), a leading property and casualty insurer operating in the London market, and the U.S. reinsurance operations of CNA. Mr. Adamson has acted as Chief Executive Officer of CNA Re and has been Chief Executive Officer of CNA Re London and Senior Vice President of Continental Casualty Company ("CCC") since November 1995. He acted as Chief Operating Officer of CNA Re from its formation in April 1994 to November 1995. Mr. Adamson has been the head of the Chicago-based reinsurance operations of CNA Re and President of CNA Re London and CNA (Bermuda) Services Limited ("CNA Bermuda") since 1993. Prior to his appointment as Senior Vice President of CCC, he was a Group Vice President and a Vice President of CCC and its principal insurance subsidiaries.

  Ivan P. Berk, age 61, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since May 1997. Previously, he had been an alternate director of LaSalle Re since its organization in October 1993. He is a Senior Executive Director of Aon Advisors, Inc., where he has been Manager of Equities since March 1993 and was Senior Portfolio Manager from December 1990 until March 1993. Mr. Berk has 30 years of investment experience, including the formation of six insurance related companies in the last five years.

  Paul J. Zepf, age 33, has been a director of the Company and LaSalle Re since May 1996. Previously, he had been an alternate director of LaSalle Re since its organization in October 1993. He is a Managing Director of Corporate Advisors, L.P. (an investment advisory services firm) ("Corporate Advisors"), which he joined in 1989. Mr. Zepf is also a Managing Director of Centre Partners Management llc, which manages Centre Capital Investors II, L.P. and related investment funds. Mr. Zepf is a director of Firearms Training Systems, Inc. and The Learning Company, Inc.

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER THIS MEETING

 Directors Whose Terms Expire in 2000

  Victor H. Blake, O.B.E., age 63, has been Chairman, Chief Executive Officer and President of the Company since its organization in October 1995, Chairman and Chief Executive Officer of LaSalle Re since May 1994 and President of LaSalle Re since November 1995. Mr. Blake has 39 years of experience in the insurance industry, concentrating primarily in reinsurance. Mr. Blake served as Chairman and Chief Executive Officer of CNA Re London from its formation in 1976 until October 1995. In addition, he acted as the Chairman and Chief Executive Officer of CNA Re from its formation in April 1994 until October 1995 and continues to act as non-executive Chairman of CNA Re. Mr. Blake is also founder Chairman of LUC Holdings Ltd, the shareholders of the London Underwriting Centre, a marketplace housing many of the London market insurers and reinsurers. He served as a member of the Council of the London Insurance and Reinsurance Market Association and its predecessor bodies from 1977 to 1996. Mr. Blake was awarded the Order of the British Empire in 1997.

  Tim I. Madden, age 42, has been a director of the Company and LaSalle Re since September 1997, when he was elected by the Board of Directors to fill a vacancy created by the resignation of Harvey G. Simons. Mr. Madden has 20 years of experience in the insurance industry, concentrating primarily in reinsurance. Mr. Madden has acted as Executive Vice President and Chief Underwriting Officer for the U.S. reinsurance operations of CNA Re and has been Group Vice President of CCC since 1994. Mr. Madden was Vice President of CCC and head of the CNA Reinsurance Division, Specialty Operations Department, from 1992 to 1994. Mr. Madden is a member of the board of the Brokers and Reinsurance Markets Association/Reinsurance Association of America ("BRMA/RAA"). He is also co-chair of the placing committee of the BRMA/RAA joint venture development of EDI Placing Messages.

  Lester Pollack, age 65, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Pollack was a Deputy Chairman of LaSalle Re from October 1993 to November 1995. Mr. Pollack has been a Managing Director of Centre Partners Management llc (an investment services firm) since 1995, Senior Managing Director of Corporate Advisors (an investment advisory services firm) since 1988, Managing Director of Lazard Freres & Co. LLC (an investment banking firm) since 1986 and Chief Executive Officer of Centre Partners, L.P. since 1986. Mr. Pollack is a director of Firearms Training Systems, Inc., Parlex Corporation, SunAmerica Corporation and Tidewater Inc.

 Directors Whose Terms Expire in 2001

  Clement S. Dwyer, Jr., age 50, has been a director of the Company and LaSalle Re since February 1998. He has 28 years of experience in the insurance industry, concentrating primarily in worldwide property casualty business and the financing of insurance enterprises. Since 1997, Mr. Dwyer has been Managing Member of URSA Advisors, L.L.C., which provides advisory and capital-raising services to insurance and reinsurance companies. From May to December 1996 he was President and Chief Executive Officer of Signet Star Holdings, Inc., the holding company for the reinsurance subsidiaries of W.R. Berkeley Corp. From 1992 to 1996, he was Executive Vice President and Director of Guy Carpenter & Company, Inc. (a reinsurance broker and a subsidiary of Marsh & McLennan Co. Inc.), by whom he had been employed in various executive capacities since 1970.

  Donald P. Koziol, Jr., age 50, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since November 1995. Mr. Koziol has been President since February 1997 of Aon Services Group (an insurance firm formerly known as Aon Specialty Group), of which he was Executive Vice President from January 1995 to February 1997. Mr. Koziol was Chairman and Chief Executive Officer of Carvill America, Inc. (a reinsurance brokerage firm) from 1984 until 1994.

  Peter J. Rackley, age 60, has been a director of the Company since its organization in October 1995 and a director of LaSalle Re since its organization in October 1993. Mr. Rackley has been Chairman and Group Chief Executive of Western International Financial Group Ltd. (a Bermuda-based insurance business) since 1993. Prior to that, Mr. Rackley held senior management executive positions in General Accident Fire & Life Assurance Company plc and NZI Insurance Group. Mr. Rackley is also Chairman of Catlin Westgen Holdings Limited, Westgen High Ridge Holdings Limited and CHA Insurance Company Limited and Deputy Chairman of Commercial Risk Partners Limited.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  During the year ended September 30, 1998, the Board of Directors met six times, acted by written consent nine times and held seventeen committee meetings. All directors continuing in office or standing for reelection attended at least 75% of the aggregate of such meetings of the Board of Directors and the committees of the Board of Directors of which they were a member (or of such meetings during such director's tenure on the Board of Directors), except for Mr. Pollack. Mr. Pollack attended certain meetings of the Board of Directors and certain committee meetings by proxy, as permitted under Bermuda law, and on this basis attended in person or by proxy more than 75% of the aggregate number of meetings of the Board of Directors and the committees of the Board of Directors on which he served. The Board of Directors has established five standing committees: Audit, Compensation, Investment/Finance, Nominating and Underwriting/Actuarial.

 Audit Committee

  The Audit Committee is composed entirely of non-management directors and reviews the adequacy and effectiveness of the Company's external auditors and their audit report. The Audit Committee is comprised of Peter J. Rackley (Chairman), Clement S. Dwyer and Paul J. Zepf. The Audit Committee met three times in fiscal year 1998.

 Compensation Committee

  The Compensation Committee is composed entirely of non-management directors and has responsibility for determining executive compensation. The Compensation Committee is comprised of Lester Pollack (Chairman), Clement S. Dwyer and Peter J. Rackley. The Compensation Committee met four times in fiscal year 1998.

 Investment/Finance Committee

  The Investment/Finance Committee approves guidelines that provide standards to ensure portfolio liquidity and safety, approves investment managers and custodians for portfolio assets and recommends asset allocation to the Board of Directors. The Investment/Finance Committee is comprised of Ivan P. Berk (Chairman), William J. Adamson, Victor H. Blake and Paul J. Zepf. The Investment/Finance Committee met four times in fiscal year 1998.

 Nominating Committee

  The Nominating Committee reviews candidates for the Board of Directors and makes recommendations to the Board of Directors. The Nominating Committee will consider a shareholder's suggestion for candidates if mailed to: LaSalle Re Holdings Limited, 25 Church Street, P.O. Box HM 1502, Hamilton HM FX Bermuda. The Nominating Committee is comprised of William J. Adamson, (Chairman), Ivan
P. Berk, Lester Pollack and Peter J. Rackley. The Nominating Committee met one time in fiscal year 1998.

 Underwriting/Actuarial Committee

  The Underwriting/Actuarial Committee establishes guidelines for the Company's underwriters and actuaries and periodically reviews underwriting decisions. The Underwriting/Actuarial Committee is comprised of William J. Adamson (Chairman), Donald P. Koziol, Tim I. Madden, Peter J. Rackley and Paul
J. Zepf. The Underwriting/Actuarial Committee met four times in fiscal year
1998.

DIRECTOR COMPENSATION

  Non-management directors of the Company are each paid a director's fee of $20,000 per annum plus $3,000 per annum in respect of each committee appointment. Non-management directors also receive reimbursement of their reasonable cost for attendance at each meeting (including committee meetings). In addition, directors of the Company are eligible to purchase in each calendar year up to $25,000 in value of the Company's Common Shares at a 15% discount to fair market value pursuant to the Company's Employee Stock Purchase Plan.

CERTAIN TRANSACTIONS

 Underwriting Services Agreement

  Pursuant to an underwriting services agreement (the "Underwriting Services Agreement") with CNA Bermuda, CNA Bermuda provided underwriting services and underwrote all classes of insurance and reinsurance as agent for LaSalle Re through September 30, 1998. Pursuant to the Underwriting Services Agreement, LaSalle Re accrued underwriting service fees to CNA Bermuda of $2,535,523 for the year ended September 30, 1998. Pursuant to the Underwriting Services Agreement these fees represented (i) 1.5% of gross written and collected premiums per fiscal year and (ii) for periods during which the Company's loss ratio since inception of LaSalle Re was 57% or less, subject to certain conditions, an underwriting profit commission of 4.0% of the aggregate net underwriting profits of LaSalle Re. The fees for underwriting services were negotiated and approved by a vote of directors of LaSalle Re who were not affiliated with either CNA or Aon Corporation (together with its affiliates, "Aon"). In addition, the Company incurred profit commissions to CNA Bermuda of $1,058,985 for the year ended September 30, 1998.

  Effective on October 1, 1998, the Company assumed direct responsibility for its underwriting and all of the personnel formerly assigned by CNA Bermuda to provide contract underwriting services to the Company became employees of the Company. In connection with these changes, the Company entered into an underwriting support services agreement (the "Underwriting Support Services Agreement") with CNA Re Services Company ("CRSC") and CNA Bermuda. Under the Underwriting Support Services Agreement, which expires on September 30, 2001, CRSC provides underwriting support services to the Company on a daily or hourly fee basis when and as requested by the Company. The Company pays CNA Bermuda a $333,333 annual retainer, which is credited against CRSC's daily or hourly fees and associated travel expenses. In recognition of the contribution made by CNA Bermuda to the development of the Company's business, the Company has agreed, subject to certain conditions, to pay CNA Bermuda an underwriting profit commission of 1.67% of the aggregate net underwriting profits of LaSalle Re for each fiscal year during the term of the Underwriting Support Services Agreement for which the Company's loss ratio was 70% or less. With respect to business written prior to October 1, 1998, the Underwriting Support Services Agreement provides for the Company to pay CNA Bermuda the service fee and underwriting profit commission, subject to certain modifications, that would have been due under the former underwriting services agreement, which was terminated effective on October 1, 1998.

 Investment Management Agreement

  Pursuant to an investment management agreement (the "Investment Management Agreement") with Aon Advisors (UK) Limited ("Aon Advisors"), Aon Advisors provides LaSalle Re with investment management services in accordance with the investment guidelines set by the Board of Directors. The Investment Management Agreement expires on September 30, 2000. Pursuant to the terms of the Investment Management Agreement, the Company pays Aon Advisors a fee equal to 0.16375% per annum of the assets under management. The fees for investment management services were determined in arm's length commercial negotiations. The performance of Aon Advisors and the fees paid are periodically reviewed by the Investment Committee of the Board of Directors. LaSalle Re paid Aon Advisors investment management fees of $850,247 for the year ended September 30, 1998.

 Shareholders Agreement

  Pursuant to the Amended and Restated Shareholders Agreement dated November 27, 1995 among the Company, LaSalle Re, each of the founding shareholders of LaSalle Re (the "Founding Shareholders") and Mr. Blake (the "Shareholders Agreement"), certain holders of Common Shares have the right to demand that the Company register such shares with the Securities and Exchange Commission in an underwritten or at the market public offering. Such shareholders also have the right to have their Common Shares registered in connection with any registration of securities by the Company. The demand right may be exercised at any time, subject to limitations. In connection with the first four such registrations, the Company is required to bear all registration and selling expenses, other than underwriting fees and commissions. Pursuant to the Shareholders Agreement, the Company also is (i) prevented from engaging in certain activities without the consent of a majority of the holders of exchangeable non-voting shares of LaSalle Re (the "Exchangeable Non-Voting Shares"), (ii) prevented from incurring certain indebtedness without the consent of a majority of the holders of Common Shares who are parties to the Shareholders Agreement and (iii) prevented from changing the terms of the Exchangeable Non-Voting Shares (other than as contemplated by a conversion agreement among the Company, LaSalle Re and certain of the Founding Shareholders) without the consent of a majority of both of (A) the outstanding Exchangeable Non-Voting Shares and (B) the Common Shares held by certain Founding Shareholders. In addition, upon a liquidation of LaSalle Re, holders of Exchangeable Non-Voting Shares will be contractually obligated to the parties to the Shareholders Agreement to transfer to holders of Common Shares such amount so as to ensure that the proceeds of the liquidation will be shared on a pro rata basis among the holders of Common Shares and the Exchangeable Non-Voting Shares. Additionally, LaSalle Re may not knowingly sell reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income without approval of 85% of the Board of Directors of LaSalle Re. If LaSalle Re knowingly sells reinsurance so as to generate "related person insurance income" of 20% or more of its gross insurance income, then any such shareholder may exercise its registration rights regardless of the number of Common Shares it holds or, at the option of the Company, the Company may repurchase such shareholder's shares for their fair market value.

 Excess Ownership Agreement

  Pursuant to an excess ownership agreement dated November 27, 1995 among LaSalle Re, the Company and certain Founding Shareholders, each such shareholder will at the request of the Company (i) provide certain information on its ownership to the Company, (ii) notify the Company of any change in its ownership and (iii) inquire of each new partner or new 10% owner of the shareholder if such party owns shares in the Company or any ownership interest in any shareholder of the Company. Additionally, under certain circumstances such Founding Shareholders will agree to dispose of all or part of their respective shares of the Company or to exchange them for Exchangeable Non-Voting Shares.

 Reinsurance Transactions with Aon and CNA

  In the year ended September 30, 1998, the Company assumed premiums totaling approximately $16,917,135 from a ceding company related to CNA. Absent CNA's relationship with the Company, such premiums may not have been written by the Company. In addition, during the same period the Company wrote premiums totaling approximately $27,190,283 through brokers related to Aon; brokerage fees incurred in respect of this business were approximately $2,719,028 during the same period. The terms of these reinsurance transactions were negotiated between the parties and the Company believes that such terms were at market rates. The Company anticipates similarly assuming premiums from a CNA related ceding company and writing premiums through Aon related brokers during the year ending September 30, 1999. However, the quantity of such business for the 1999 fiscal year cannot yet be determined.

 Loan to Executive Officer

  In accordance with Mr. Blake's employment agreement, the Company loaned Mr. Blake $695,000 to purchase a condominium in Bermuda. The loan is evidenced by a promissory note. The Company has agreed to reimburse Mr. Blake for interest paid on the loan. The loan is due at the time the condominium is sold or otherwise transferred by Mr. Blake. Subject to Mr. Blake's right to repay the loan upon termination of his employment, the sale of the condominium is required within a reasonable time following termination of his employment. If Mr. Blake elects to repay the loan upon termination of his employment, the principal of, and any unpaid interest on, the loan will be due on the 50th day after the termination date. If, as of the termination date, the fair market value of the condominium has increased over the amount of the loan, Mr. Blake shall also be required to pay the amount of the increase to the Company. If the fair market value of the condominium has decreased to below the purchase price, the amount due from Mr. Blake shall be reduced by the amount of the decrease.

 Other Transactions

  In 1997, the Company entered into a $100 million multi-year Catastrophe Equity Put ("CatEPut") option program for which the Company pays an annual option premium of $2.35 million. The option was partly written by affiliates of Aon and CNA. The transaction was negotiated at arm's length and approved by the Board of Directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Directors, officers and beneficial owners of more than 10 percent of any class of equity securities of the Company are subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). During the year ended September 30, 1998, Tim I. Madden, a director elected to fill an interim vacancy on the Board of Directors, was late in filing a Form 3 following his election, but such form has now been filed.

                     BENEFICIAL OWNERSHIP OF COMMON SHARES

DIRECTORS, OFFICERS AND OTHER BENEFICIAL OWNERS

  The following table sets forth information, as of December 24, 1998, with respect to the beneficial ownership of Common Shares and Exchangeable Non-Voting Shares by (i) Victor H. Blake, the Company's Chairman, Chief Executive Officer and President (the "CEO"), (ii) each of the Company's other executive officers whose salary and bonus for the 1998 fiscal year exceeded $100,000 (the "Named Executive Officers"), (iii) each of the Company's directors and nominees for the position of director, (iv) all directors, nominees for director and executive officers of the Company as a group and (v) each shareholder who is known by the Company to beneficially own more than five percent of the outstanding Common Shares or Exchangeable Non-Voting Shares. Unless otherwise indicated, the named individual or entity has sole voting and investment power over the Common Shares set forth below.

                                                                       PERCENT OF
                                                                      TOTAL COMMON
                                    PERCENT  NUMBER OF    PERCENT OF   SHARES AND
                          NUMBER OF   OF    EXCHANGEABLE EXCHANGEABLE EXCHANGEABLE
                           COMMON   COMMON   NON-VOTING   NON-VOTING   NON-VOTING  RESTRICTED
NAME OF BENEFICIAL OWNER   SHARES   SHARES     SHARES       SHARES       SHARES     STOCK(1)
------------------------  --------- ------- ------------ ------------ ------------ ----------
Victor H. Blake(2)......    146,228     *          --         --             *       10,376
William J. Adamson......      2,104     *          --         --             *          --
Ivan P. Berk............        300     *          --         --             *          --
Andrew Cook(3)..........     36,463     *          --         --             *        3,607
Clement S. Dwyer, Jr....     10,000     *          --         --             *          --
Guy Hengesbaugh(4)......     49,947     *          --         --             *        4,919
Donald P. Koziol, Jr....        --    --           --         --           --           --
Tim I. Madden...........        883     *          --         --             *          --
Lester Pollack(5).......    911,917  5.78          --         --          2.53          --
Peter J. Rackley........      1,104     *          --         --             *          --
Paul J. Zepf(6).........    913,521  5.79          --         --          2.54          --
All directors and
 executive officers as a
 group (11 persons)(7)..  1,160,550  7.29          --         --          5.69          --
Aon Corporation(8)......  1,205,274  7.64    2,443,500      54.63%       10.13          --
 123 North Wacker Drive
 Chicago, IL 60606
CNA Financial
 Corporation(9).........  1,425,354  9.04    2,029,146      45.37         9.59          --
 CNA Plaza
 Chicago, IL 60685
Corporate Partners(5)...    911,917  5.78          --         --          2.53          --
 30 Rockefeller Plaza
 Suite 5050
 New York, NY 10020
FMR Corp.(10)...........  1,489,400  9.44          --         --          7.36          --
 82 Devonshire Street
 Boston, MA 02109
SDI, Inc(11)............    974,710  6.18          --         --          2.71          --
 232 Court Street
 Reno, NV 89501
Schafer Capital
 Management(12).........    808,780  5.13          --         --          3.99          --
 101 Carnegie Center
 Princeton, NJ 08540

--------
*Less than 1%
(1) Includes shares of restricted stock that would vest if the holder were to exercise certain options pursuant to which such restricted shares were granted as anti-dilution adjustments (see Note (5) to Summary Compensation Table and "Amendment of Certain Options" below), which options are exercisable within 60 days of December 24, 1998. Excludes 10,447, 11,076 and 4,456 shares of restricted stock awarded to Messrs. Blake, Hengesbaugh and Cook, respectively, which cannot vest within 60 days of December 24, 1998 because the options pursuant to which such restricted shares were granted as anti-dilution adjustments will not vest within such 60-day period. Also excludes 30,000, 20,000 and 10,000 shares of restricted stock that were awarded to Messrs. Blake, Hengesbaugh and Cook, respectively, on October 1, 1998, all of which will vest more than 60 days after December 24, 1998.
(2) Includes options to purchase 79,536 Common Shares which are exercisable within 60 days of December 24, 1998.
(3) Includes options to purchase 26,400 Common Shares which are exercisable within 60 days of December 24, 1998.
(4) Includes options to purchase 36,000 Common Shares which are exercisable within 60 days of December 24, 1998.
(5) Of these 911,917 shares, approximately 85%, 6% and 9% are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and the State Board Administration of Florida ("SBA"), respectively, which are the registered shareholders of the Common Shares. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. All shares listed in the table as being beneficially owned by Mr. Pollack are beneficially owned by Corporate Advisors. Mr. Pollack may be deemed to share voting and investment power over such shares as the Chairman and Treasurer and as a Director of LFCP Corp. and Senior Managing Director of Corporate Advisors. LFCP Corp. is the sole general partner of Corporate Advisors and a wholly owned subsidiary of Lazard Freres & Co. LLC. Mr. Pollack is a Managing Director of Lazard Freres & Co. LLC. Mr. Pollack disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.
(6) Of these 913,521 shares, 911,917 are owned by Corporate Partners, L.P., Corporate Offshore Partners, L.P. and SBA. Corporate Advisors, as the general partner of Corporate Partners, L.P. and Corporate Offshore Partners, L.P., has sole voting and investment power as to the shares held by them. Corporate Advisors serves as investment manager over a certain investment management account for SBA and has sole voting and dispositive power with respect to the Common Shares held by SBA. Mr. Zepf may be deemed to share voting and investment power over such shares as a Managing Director of Corporate Advisors. Mr. Zepf disclaims beneficial ownership of such shares. Excludes options to purchase 454,500 Exchangeable Non-Voting Shares.
(7) Includes options to purchase 141,936 Common Shares which are exercisable within 60 days of December 24, 1998.
(8) Of these 1,205,274 shares, approximately 46%, 27% and 27% are owned by Aon Risk Consultants (Bermuda) Ltd. ("Aon Bermuda"), Combined Insurance Company of America ("CICA") and Virginia Surety Company, Inc. ("VSC"), respectively, which are the registered shareholders of the Common Shares and wholly-owned subsidiaries Aon. Of the 2,443,500 Exchangeable Non-Voting Shares, approximately 50% are owned by each of CICA and VSC.
(9) All of the 1,425,354 Common Shares are owned by CCC, the registered shareholder of the Common Shares and a wholly-owned subsidiary of CNA. Of the 2,029,146 Exchangeable Non-Voting Shares, approximately 84% and 16% are owned by CCC and CNA Bermuda, respectively. According to information provided by CNA, at November 30, 1998, approximately 85% of the outstanding voting securities of CNA were owned by Loews Corporation.

(10) FMR Corp. is the parent holding company of Fidelity Management & Research Company, which serves as investment adviser to FID Low Priced Stock Fund. Each of FMR Corp. and Fidelity Management & Research Company has sole investment power with respect to the 1,489,400 Common Shares owned by FID Low Priced Stock Fund. The Board of Trustees of FID Low Priced Stock Fund holds sole voting power with respect to these shares.
(11) Excludes options to purchase 68,175 Exchangeable Non-Voting Shares.
(12) Of these 808,780 shares, approximately 80% are owned by Schafer Capital Management, Inc. (a registered investment adviser) and approximately 20% are owned by Schafer Cullen Capital Management, Inc. (a registered investment adviser and an "affiliate," as defined by the Investment Advisers Act of 1940, as amended, of Schafer Capital Management, Inc.). Each of Schafer Capital Management, Inc. and Schafer Cullen Capital Management, Inc. has sole voting and investment power as to the shares held by it.

                                  MANAGEMENT

COMPENSATION

  The following table sets forth, in summary form, the compensation earned by the CEO and the Named Executive Officers.

                          SUMMARY COMPENSATION TABLE

                                                                   LONG-TERM COMPENSATION
                                      ANNUAL COMPENSATION                  AWARDS
                                 ------------------------------   --------------------------
                                                                  RESTRICTED     SECURITIES
NAME AND PRINCIPAL        FISCAL                   OTHER ANNUAL      STOCK       UNDERLYING   ALL OTHER
POSITION                   YEAR   SALARY  BONUS(1) COMPENSATION   AWARDS $(2)   OPTIONS #(3) COMPENSATION
------------------        ------ -------- -------- ------------   -----------   ------------ ------------
Victor H. Blake.........   1998  $575,000 $225,000   $137,393(4)   $796,601(5)        --       $188,114(6)
 Chief Executive Officer   1997   575,000  581,877    209,124(4)        --         85,218       308,644(7)
 and President             1996   592,038  525,500    136,590(4)        --         85,218       822,308(8)
Guy D. Hengesbaugh(9)...   1998   300,000  150,000    291,634(10)  $420,626(5)     28,000       612,600(11)
 Executive Vice
 President and             1997   230,000  115,000    241,419(10)       --         45,000         9,660(11)
 and Chief Operating
 Officer                   1996   200,000  100,000    104,756(10)       --         45,000         7,788(11)
Andrew Cook.............   1998   225,000  100,000     91,369(12)  $308,454(5)     22,000        22,500(13)
 Senior Vice President
 and                       1997   185,000  125,000     90,322(12)       --         33,000        18,500(13)
 Chief Financial Officer   1996   161,231   75,000     76,077(12)       --         33,000        13,701(13)

--------
(1) In fiscal 1997, Messrs. Blake, Hengesbaugh and Cook elected to use $143,757, $28,746 and $24,760, respectively, of the bonus shown in this column to purchase Common Shares at a discount pursuant to the Company's Employee Stock Purchase Plan.
(2) As of September 30, 1998, the number and value of the restricted Common Shares held by each of the above-named executive officers was: Mr. Blake 20,823 shares ($554,412), Mr. Hengesbaugh 10,995 shares ($292,742), and
    Mr. Cook 8,063 shares ($214,677). Such values were determined by multiplying the number of shares by $26.625 (the closing price of a Common Share on the New York Stock Exchange ("NYSE") on September 30, 1998 ).
(3) In addition to the new options listed in the table, the Company amended the terms of outstanding options in March 1998, restoring the original exercise prices which had previously been reduced pursuant to anti-dilution adjustments. See "Amendment of Certain Options" below.
(4) Includes housing expenses of $113,949 for fiscal 1998, $108,269 for fiscal 1997 and $116,346 for fiscal 1996. For fiscal 1997 also includes a $60,179 discount on 5,806 Common Shares that Mr. Blake elected to purchase using a portion of his annual bonus pursuant to the Company's Employee Stock Purchase Plan. See Note (1).

(5) Pursuant to the amended anti-dilution provisions of the 1995 Options and the 1997 Options (see "Amendment of Certain Options" below), the CEO and the Named Executive Officers received the following awards of restricted stock during the fiscal year ended September 30, 1998:

                                              NUMBER OF SHARES     NUMBER OF SHARES
                                            AWARDED WITH RESPECT AWARDED WITH RESPECT
NAME                       DATE OF AWARD    TO THE 1995 OPTIONS  TO THE 1997 OPTIONS
----                     ------------------ -------------------- --------------------
Victor H. Blake......... March 20, 1998            10,524               5,816
                         June 19, 1998              2,008               1,910
                         September 18, 1998           350                 215
Guy D. Hengesbaugh...... March 20, 1998             5,557               3,071
                         June 19, 1998              1,061               1,008
                         September 18, 1998           184                 114
Andrew Cook............. March 20, 1998             4,075               2,252
                         June 19, 1998                778                 739
                         September 18, 1998           135                  84

   The value of the restricted stock awarded to the above-named individuals in respect of the year ended September 30, 1998 was determined by multiplying the numbers of shares awarded by the closing price of a Common Share on the NYSE on the respective grant dates described below. The closing price of a Common Share on the NYSE on March 20, 1998 was $39.25; the closing price on June 19, 1998 was $35.75 and the closing price on September 18, 1998 was $26.88. The restricted shares vest only upon the exercise of the options pursuant to which such restricted shares were granted as anti-dilution adjustments (see "Amendment of Certain Options" below). The restricted shares awarded to Messrs. Blake, Hengesbaugh and Cook with respect to the 1995 Options are associated with options 60% of which had vested by November 27, 1998, with an additional 20% to vest on each of November 27, 1999 and November 27, 2000. The restricted shares awarded to Mr. Blake with respect to the 1997 Options are associated with options 33 1/3% of which had vested on May 19, 1998, with an additional 33 1/3% to vest on each of May 19, 1999 and May 19, 2000. The restricted shares awarded to Mr. Hengesbaugh and Mr. Cook with respect to the 1997 Options are associated with options 20% of which had vested on May 19, 1998, with an additional 20% to vest on each of May 19, 1999, May 19, 2000, May 19, 2001 and May 19, 2002.
(6) Consists of $100,000 paid in connection with certain pension benefits for services rendered in fiscal 1998, $33,320 paid in respect of pension and compensation consulting services, $23,202 paid for life insurance covering Mr. Blake and $31,592 paid for permanent health insurance covering Mr. Blake.
(7) Consists of $126,085 paid for monthly pension contributions, $99,999 paid in connection with certain pension benefits for services rendered in fiscal 1997, $48,285 paid in respect of pension and compensation consulting services, $23,705 paid for life insurance covering Mr. Blake and $10,570 paid for permanent health insurance covering Mr. Blake.
(8) Consists of $489,061 paid in connection with certain pension benefits for services rendered in fiscal 1996 and prior periods, $249,863 paid in connection with certain pension benefits for future services, $88,096 paid for monthly pension contributions, $22,032 paid for life insurance covering Mr. Blake and $3,256 paid for permanent health insurance covering Mr. Blake.
(9) The compensation indicated was paid by CNA Bermuda pursuant to the Underwriting Services Agreement. See "Election of Directors--Certain Transactions--Underwriting Services Agreement."
(10) Includes housing expenses and overseas allowances of $264,000 for fiscal 1998, $218,840 for fiscal 1997 and $97,607 for fiscal 1996. For fiscal 1997 also includes a $12,034 discount on 1,161 Common Shares that Mr. Hengesbaugh elected to purchase using a portion of his annual bonus pursuant to the Company's Employee Stock Purchase Plan. See Note (1).
(11) For fiscal 1998, includes deferred compensation of $600,000 paid by CNA Bermuda in recognition of the contribution Mr. Hengesbaugh made to LaSalle Re's business in the first five years of its existence. Also includes contributions to a 401(k) plan of $12,600, $9,660 and $7,788 for fiscal 1998, 1997 and 1996, respectively.

(12) Includes housing expenses of $78,000 for fiscal 1998, $60,000 for fiscal 1997 and $60,462 for fiscal 1996. For fiscal 1997 also includes a $10,365 discount on 1,000 Common Shares that Mr. Cook elected to purchase using a portion of his annual bonus pursuant to the Company's Employee Stock Purchase Plan. See Note (1).
(13) Consists of $22,500, $18,500 and $13,701 paid in connection with a noncontributory pension plan for fiscal 1998, 1997 and 1996, respectively.

  The following table sets forth information concerning stock options that were awarded on October 1, 1998 under the LaSalle Re Holdings Limited 1996 Long-Term Incentive Plan (the "Incentive Plan") to the Company's CEO and Named Executive Officers with respect to the year ended September 30, 1998.

                                                                          POTENTIAL REALIZABLE VALUE
                                                                            AT ASSUMED ANNUAL RATES
                                                                          OF STOCK PRICE APPRECIATION
                                              INDIVIDUAL GRANTS                 FOR OPTION TERM
                                    ------------------------------------- ---------------------------
                         NUMBER OF   % OF TOTAL
                         SECURITIES   OPTIONS
                         UNDERLYING  GRANTED TO  EXERCISE
                          OPTIONS   EMPLOYEES IN OR BASE
NAME                      GRANTED   FISCAL YEAR   PRICE   EXPIRATION DATE      5%           10%
----                     ---------- ------------ -------- --------------- ---------------------------
Victor H. Blake.........      --        --           --               --           --             --
Guy D. Hengesbaugh......   28,000       18%      $25.875  October 1, 2008 $    455,634 $    1,154,667
Andrew Cook.............   22,000       14%      $25.875  October 1, 2008 $    357,998 $      907,238

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) The options vest ratably with 33 1/3% vesting on each of October 1, 1999, October 1, 2000 and October 1, 2001.

  The following table sets forth information for the CEO and the Named Executive Officers with regard to the number of Common Shares underlying unexercised stock options and SARs, and the value of such stock options and SARs, in each case at September 30, 1998. No stock options or SARs have been exercised by any of the executive officers.

                    1998 FISCAL YEAR-END OPTIONS/SAR VALUES

                               NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED         IN-THE-MONEY
                                  OPTIONS/SARS AT            OPTIONS/SARS
                                SEPTEMBER 30, 1998       AT SEPTEMBER 30, 1998
NAME                         EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
----                         ------------------------- -------------------------
Victor H. Blake(1)..........      126,122/385,186        $2,077,828/$5,315,260
Guy D. Hengesbaugh..........       18,000/ 72,000        $  132,750/$  199,125
Andrew Cook.................       13,200/ 52,800        $   97,350/$  146,025

--------
(1) Of the exercisable securities underlying Mr. Blake's options/SARs, 92,035 pertain to SARs and 34,087 to stock options. These are valued at $1,826,435 and $251,393, respectively. Of the unexercisable securities underlying Mr. Blake's options/SARs, 248,837 pertain to SARs and 136,349 to stock options. These are valued at $4,938,170 and $377,090, respectively. The future exercisability of Mr. Blake's SARs will depend on the Company's financial performance. Assuming that the Company's financial performance continues at historical levels through December 31, 1998, only 20,453 of Mr. Blake's 248,837 currently unexercisable SARs will ever become exercisable. If the remaining 228,384 of Mr. Blake's unexercisable SARs are excluded from the calculations in the table, he has 156,802 unexercisable options/SARs, which are valued at $782,979.

AMENDMENT OF CERTAIN OPTIONS

  Effective on March 20, 1998, holders of options granted under the Incentive Plan in 1995 (the "1995 Options") and in 1997 (the "1997 Options") receive awards of restricted stock under the Incentive Plan to compensate for the dilutive effect of certain dividends paid by the Company. The awards of restricted stock vest only when the underlying options are exercised. This anti-dilution provision superseded a prior provision which compensated for the dilutive effect of certain dividends paid by the Company by reducing the exercise price of the options. The new anti-dilution provision was designed to provide the same economic benefit to holders of options as the prior provision. However, in accordance with published views of the Securities and Exchange Commission staff, the implementation of the new provision is reported, solely for purposes of required disclosure under the securities laws, as the surrender of an existing option followed by the grant of a new option. The following table sets forth information concerning the amended options and related repricing.

TEN-YEAR OPTION REPRICING

                                                                                       LENGTH OF
                                        NUMBER OF               EXERCISE               ORIGINAL
                                        SECURITIES MARKET PRICE PRICE AT              OPTION TERM
                                        UNDERLYING OF STOCK AT   TIME OF           REMAINING AT DATE
                                         OPTIONS     TIME OF    REPRICING   NEW           OF
                                         REPRICED  REPRICING OR    OR     EXERCISE   REPRICING OR
NAME                          DATE      OR AMENDED AMENDMENT(S) AMENDMENT  PRICE       AMENDMENT
----                          ----      ---------- ------------ --------- -------- -----------------
Victor H. Blake......... March 20, 1998   85,218      $39.25     $16.58    $19.25  November 27, 2005
                                          85,218      $39.25     $26.58    $28.75       May 19, 2007
Guy D. Hengesbaugh...... March 20, 1998   45,000      $39.25     $16.58    $19.25  November 27, 2005
                                          45,000      $39.25     $26.58    $28.75       May 19, 2007
Andrew Cook............. March 20, 1998   33,000      $39.25     $16.58    $19.25  November 27, 2005
                                          33,000      $39.25     $26.58    $28.75       May 19, 2007

EMPLOYMENT AGREEMENTS

  The Company has entered into an employment agreement, as amended, with Victor H. Blake, pursuant to which he serves as Chairman of the Board of Directors, Chief Executive Officer and President of the Company. The agreement provides for an annual base salary of $575,000, effective October 1, 1996. In addition, Mr. Blake is entitled to an annual non-discretionary bonus based on the amount, if any, by which LaSalle Re's return on equity for that year exceeds 15% per annum; effective October 1, 1998, Mr. Blake is entitled to an annual partially discretionary bonus based in part on the amount, if any, by which LaSalle Re's return on equity for that year exceeds 15% per annum. In addition, Mr. Blake has been awarded 340,872 stock appreciation rights ("SARs") with respect to Common Shares. Of these SARs, 68,174 became exercisable on January 1, 1997 and 23,861 became exercisable on January 1, 1998. Additional portions of these SARs may become exercisable on January 1, 1999 based upon the amount, if any, by which the Company's compound annual rate of return exceeds 18% per annum for the entire measurement period. Once exercisable, each SAR may be exercised on or before March 30, 2004 or, if earlier, two years after Mr. Blake's termination of employment, for an amount equal to the fair market value of a Common Share, minus an amount equal to $16.67 minus dividend adjustments. The current exercise price is $6.78. The Company's dividend policy will likely result in downward adjustments to this exercise price. Alternatively, at the Company's sole discretion, the SARs will entitle Mr. Blake to either (i) the number of special non-voting shares, par value U.S. $1.00 per share, which were issued by LaSalle Re in connection with the formation and capitalization of LaSalle Re (the "Special Non-Voting Shares") equal to the aggregate value of the SARs divided by the fair market value of a Common Share at the exercise date or (ii) upon payment of the base value for each SAR, the number of Special Non-Voting Shares equal to the number of SARs exercised. The SARs may also become exercisable upon the occurrence of an "extraordinary transaction" involving a change in control of the Company. The agreement also provides Mr. Blake with certain benefits, including certain disability, pension and life insurance benefits, use of an automobile, certain club memberships and reimbursement of expenses incurred on a basis appropriate to an individual holding the position of chairman of a company such as the Company. In addition, the Company has loaned $695,000 to Mr. Blake in order to finance the purchase of a condominium in Bermuda. The agreement expires on October 31, 2000; provided, however, that no bonus shall be payable to Mr. Blake for the period from October 1, 2000 through October 31, 2000.

  Mr. Blake has agreed that, during the Non-Competition Period (as defined below), he will not directly or indirectly (i) provide goods or perform services for the benefit of any client, except with respect to goods provided or services performed for the benefit of the Company or CNA by the Company during the period in which Mr. Blake is employed by the Company or (ii) solicit, attempt to solicit, or endeavor to procure engagement, for himself or for any business, the opportunity to provide such goods or perform services for any person (a) to whom the Company has provided such goods or performed such services for the benefit of the Company or CNA in the 12-month period prior to Mr. Blake's termination date or (b) to whom, during the six-month period prior to Mr. Blake's termination date, the Company has devoted material efforts to obtaining as a purchase of its goods or services. Mr. Blake has also agreed that, during the Non-Competition Period, he will not directly or indirectly, divert or attempt to divert any business from the Company. For purposes of the agreement, the "Non-Competition Period" means (i) if Mr. Blake's employment is terminated because of his permanent disability, for cause or if Mr. Blake resigns, the period commencing on the date Mr. Blake's employment is terminated and continuing for 24 months following such termination date and (ii) if Mr. Blake terminates his employment following a breach of the agreement by the Company or if Mr. Blake's employment is otherwise terminated by the Company, the period commencing on the date Mr. Blake's employment is terminated and continuing until the earlier to occur of the last day of the agreement term or 24 months following the termination date; provided that, for purposes of clause (ii), the Company may extend the Non-Competition Period beyond the end of the agreement term to a specified date not later than 24 months following the termination date upon continuation of Mr. Blake's then applicable base salary.

  The Company has entered into an employment agreement with Andrew Cook pursuant to which he continues to serve as Senior Vice President, Chief Financial Officer and Treasurer of both the Company and LaSalle Re. The agreement is initially for a two-year term, effective October 1, 1998. The agreement provides for automatic renewal on a daily basis beginning on October 1, 1999, such that at any time after October 1, 1999, the remaining term of the agreement shall equal one year. However, the additional day-to-day renewals may be terminated by notice from either party, so that the agreement will expire on the one-year anniversary of the date such notice is given. The agreement provides for an annual base salary of $275,000. In addition, Mr. Cook is entitled to an annual partially discretionary bonus based in part on LaSalle Re's return on equity. The agreement provides Mr. Cook with certain benefits, including disability and pension benefits, automobile allowance, club membership, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition clause that is similar to the non-competition clause contained in Mr. Blake's employment agreement and described above.

  The Company has entered into an employment agreement with Guy Hengesbaugh pursuant to which he serves as Executive Vice President and Chief Operating Officer of the Company and the President and Chief Operating Officer of LaSalle Re. The agreement is initially for a two-year term, effective October 1, 1998. The agreement provides for automatic renewal on a daily basis beginning on October 1, 1999, such that at any time after October 1, 1999, the remaining term of the agreement shall equal one year. However, the additional day-to-day renewals may be terminated by notice from either party, so that the agreement will expire on the one-year anniversary of the date such notice is given. The agreement provides for an annual base salary of $400,000. In addition, Mr. Hengesbaugh is entitled to an annual partially discretionary bonus based in part on LaSalle Re's return on equity. The agreement provides Mr. Hengesbaugh with certain benefits, including disability and pension benefits, automobile allowance, club membership, housing and living allowance and reimbursement of reasonable business expenses. The agreement also includes a non-competition clause that is similar to the non-competition clause contained in Mr. Blake's employment agreement and described above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Board of Directors consists of Messrs. Pollack, Dwyer and Rackley. No member of the Compensation Committee is or was an officer or employee of the Company or served as a director or a member of the compensation committee of any other company, one of whose executive officers served as a member of the Board of Directors or a member of the Compensation Committee of the Board of Directors.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors, which is composed solely of independent outside directors. Where appropriate, the Committee reviews and considers the recommendations of management before determining compensation policy. In addition, the Committee has employed outside consultants with respect to certain compensation-related issues. The Company's compensation programs are designed to be tied closely to Company performance and shareholder value, and to enable the Company to attract and retain the best possible executive talent.

  In general, the compensation of the Company's executive officers is paid pursuant to employment and service contracts previously approved by the Compensation Committee or the Board of Directors. The relation between Company performance and compensation is embodied in part in the bonus provisions contained in those contracts. Messrs. Blake and Cook have been employees of the Company since October 1, 1995. Prior to 1995, Messrs. Blake, Hengesbaugh and Cook were officers of LaSalle Re and the compensation of Mr. Cook was paid by Aon Bermuda pursuant to the Administrative Services Agreement. Until October 1, 1998, Mr. Hengesbaugh was employed by CNA Bermuda and his compensation was paid by CNA Bermuda pursuant to the Underwriting Services Agreement. See "Election of Directors--Certain Transactions."

  With respect to chief executive compensation, Mr. Blake's compensation during the year was based on an amended and restated employment agreement effective October 1, 1995. For the 1998 fiscal year, the contract provided for a fixed annual salary and an annual non-discretionary performance-based bonus. The measure of performance for purposes of the annual non-discretionary bonus is LaSalle Re's return on equity for the year in question. Based on LaSalle Re's return on equity for the 1998 fiscal year, this bonus amounted to $2,895. A one-time award of SARs was previously granted under the contract, a portion of which becomes exercisable based on the Company's compound annual rate of return since the inception of the Company. See "Management--Employment Agreements." Upon re-negotiation of the agreement in 1995, the Compensation Committee and the Board of Directors took into account, among other things,
(1) their desire to compensate officers competitively with other companies in the property catastrophe business, (2) Mr. Blake's past compensation and (3) their view that, for purposes of determining compensation, the portion of compensation tied to performance should be measured both on an annual basis, as is done with the non-discretionary performance-based bonus, and on a long-term basis in the form of equity or equity equivalents, as is done with the SARs and stock options. Mr. Blake was also awarded a discretionary performance-based bonus of $222,105 for the 1998 fiscal year. This bonus recognized his extensive work on potential financial transactions during the year. In addition the Committee recognized Mr. Blake's substantial efforts in the renegotiation of the Support Services Agreement with an affiliate of CNA Bermuda, which replaced the previous Underwriting Services Agreement as of October 1, 1998. As a result of this project the Company now performs its own underwriting services and has all work on its premises done by its own employees.

  Mr. Cook's compensation during the 1998 fiscal year was based on an employment agreement. Based solely on LaSalle Re's return on equity for the year, Mr. Cook qualified for a non-discretionary bonus of $566 provided under the contract. On the recommendation of the Chief Executive Officer, based on the achievement of financial and personal performance objectives and the complexity of the financial transactions and planning matters undertaken by the Company during the year, the Committee approved awarding him a discretionary bonus of $99,434, resulting in a total bonus for the fiscal year of $100,000.

  In line with the Company's general compensation policies and the goal of encouraging alignment of management and shareholder interests through equity participation, on October 1, 1998 the Company granted awards of restricted stock under the Incentive Plan to Messrs. Blake, Hengesbaugh and Cook and granted awards of options under the Incentive Plan to Messrs. Hengesbaugh and Cook. These awards were based on an analysis of the compensation offered by publicly traded Bermuda-based property catastrophe companies. The option awards were intended to reward performance during the 1998 fiscal year and the restricted stock awards were intended as an incentive for future performance.

  Prior to March 20, 1998, options granted under the Company's Long-Term Incentive Plan had an anti-dilution mechanism which adjusted the option exercise price to compensate for the dilutive effect of certain dividends paid by the Company. This anti-dilution mechanism could have resulted in variable accounting treatment with recurring charges to earnings as the Company's stock price fluctuated, which was not the original intent of the Board of Directors. Accordingly, on March 20, 1998, the Board of Directors amended the outstanding options, restoring the exercise price of the outstanding options to the exercise price in effect on the date the options were originally granted (i.e. $19.25 with respect to the options originally granted on November 27, 1995 and $28.75 with respect to the options originally granted on May 19, 1997). In lieu of the adjustment to the exercise price which had previously applied to the options, the Company granted awards of restricted stock to the option holders at the time of the amendment and subsequently when certain dividends were paid by the Company. These grants of restricted stock to the option holders will continue to be made when certain dividends are paid by the Company. The restricted stock so granted vests only when the options associated with such grant are exercised. The amendment to the options was adopted because establishing a fixed exercise price largely eliminated the variable accounting treatment associated with the options.

  The Company is not a U.S. taxpayer, and therefore Section 162(m) of the U.S. Internal Revenue Code (which restricts the deductibility of certain compensation under U.S. tax rules) is inapplicable to the Company's compensation payments.

                                          COMPENSATION COMMITTEE

                                          Lester Pollack, Chairman
                                          Clement S. Dwyer, Jr.
                                          Peter J. Rackley

PERFORMANCE GRAPH

  The following graph shows a comparison of cumulative total shareholder returns, including reinvestment of dividends, on the Company's Common Shares to such return for the NYSE composite index and the NYSE financials index for the period beginning on November 21, 1995, the date of the Company's initial public offering, and ending on September 30, 1998, assuming $100 was invested on November 21, 1995. Each measurement point on the graph represents the cumulative shareholder return as measured by the last reported sale price at the end of the relevant period.

                             [GRAPH APPEARS HERE]

               COMPARISON OF CUMULATIVE TOTAL SHAREHOLDER RETURN
AMONG LASALLE RE HOLDINGS (LSH), NYSE COMPOSITE INDEX AND NYSE FINANCIALS INDEX

  Measurement Period                          NYSE                  NYSE
 (Fiscal Year Covered)        LSH        COMPOSITE INDEX      FINANCIALS INDEX
 ---------------------      -------      ---------------      ----------------
 Measurement Pt-
 11/21/95                   $100.00          $100.00              $100.00
 FYE 9/30/96                $116.23          $115.75              $118.86
 FYE 9/30/97                $189.52          $160.37              $182.73
 FYE 9/30/98                $159.92          $165.62              $177.91


                      APPOINTMENT OF INDEPENDENT AUDITORS
                          (PROPOSAL 2 ON PROXY CARD)

  The Company's independent auditors are appointed each year at the Annual General Meeting of shareholders pursuant to the Board of Directors' recommendation, which in turn is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimate fees for professional services for the coming year. The Board of Directors has recommended the engagement of KPMG Peat Marwick as the Company's independent auditors for the year ending September 30, 1999. KPMG Peat Marwick has had responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1993.

  Representatives of KPMG Peat Marwick will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE APPOINTMENT OF AND AUTHORIZATION OF FEES FOR KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT AUDITORS.

                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

  Shareholder proposals must be received in writing by the Secretary of the Company no later than September 8, 1999 and must comply with the requirements of the Securities and Exchange Commission in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to the Annual General Meeting to be held in 2000. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, the Company may solicit proxies in connection with such Annual General Meeting which confer discretionary authority to vote on any shareholder proposals of which the Secretary of the Company does not receive notice by November 22, 1999. Shareholders who intend to nominate persons for election as directors at general meetings must comply with the advance notice procedures set forth in the Bye-Laws of the Company in order for such nominations to be properly brought before that general meeting. These advance notice procedures require that written notice of such shareholder's intent to make such a nomination be received by the Secretary of the Company not less than 60 days nor more than 120 days prior to the general meeting.

                            SOLICITATION OF PROXIES

  The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by the Company by mail, and may be made by directors, officers and employees personally or by telephone or telegram. Proxy cards and materials also will be distributed to beneficial owners of Common Shares through brokers, custodians, nominees and other like parties, and the Company expects to reimburse such parties for their charges and expenses. Corporate Investor Communications, Inc., of Carlstadt, New Jersey, has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $5,000.

                                 OTHER MATTERS

  The Board of Directors of the Company does not know of any matters that may be presented at the Annual General Meeting other than those specifically set forth in the attached Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors,

                                          Victor H. Blake, O.B.E.
                                          Chairman, Chief Executive Officer
                                           and President

PROXY

                          LASALLE RE HOLDINGS LIMITED

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Andrew Cook, Michael B. Ashford and Lisa J. Marshall, or any of them, proxies with full power of substitution and each of them is hereby authorized to represent the undersigned and to vote all shares of the Company held by the undersigned at the Annual General Meeting of shareholders to be held at the Elbow Beach Hotel, Paget, Bermuda on February 24, 1998 at 9:00 a.m. local time, or at any adjournment or postponement thereof, on the matters set forth below in accordance with any directions given by the undersigned and, in their discretion, on all other matters that may properly come before the Annual General Meeting.

(1)  TO ELECT DIRECTORS:
     W.J. Adamson         (to hold office until 2002)
     Ivan P. Berk         (to hold office until 2002)
     Paul J. Zepf         (to hold office until 2002)

(2) TO APPOINT KPMG Peat Marwick as the Company's independent auditors for 1999, and authorize the Board of Directors to set the fees for the independent auditors.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.


                                                                     SEE REVERSE
                                                                         SIDE

[X]  Please mark your votes as in this example.                             6820
                                                                            ----

     This proxy, when properly executed, will be voted in the manner directed herein by the shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.
--------------------------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
--------------------------------------------------------------------------------

1. Election of Directors. (see reverse)

                FOR         WITHHELD
                [_]           [_]

For, except vote withheld from the following nominee(s):

--------------------------------------------------

2. TO APPOINT KPMG as the Company's independent auditors for 1999, and authorize the Board of Directors to set the fees for the independent auditors.

                FOR         AGAINST        ABSTAIN
                [_]           [_]            [_]
--------------------------------------------------------------------------------


                              Please sign below exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


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